ART International Acquires Exclusive Canadian
           Distributorship to Revolutionary Non-PVC Food Stretch Film

Markham, Ontario, Canada - June 24, 2004 - ART International  Corporation,  (OTC
BB: ARIOF) announces today that through its wholly-owned subsidiary, Diamant Film Inc., it has entered into a ten year Distribution Agreement with Diamant Plastics Corporation for the exclusive Canadian marketing and distribution rights to Diamant, a non-PVC food stretch film.

Diamant Stretch film's revolutionary technology was originally developed by Permapack AG, a PVC and food stretch film supplier. Nearly a decade and millions of dollars have been spent to develop the world's first clear, polystyrene non-PVC, food stretch wrap that can be recycled and does not produce harmful bi-products. Diamant addresses the growing worldwide change to environmentally conscious and Green products.

Currently, stretch film food wrap products contain Poly Vinyl Chloride ("PVC"), a compound found to be harmful for human consumption and to the environment. The current North American food stretch film market uses PVC, but legislation is being considered limiting the use of PVC products. Several European countries, Japan and the State of New York, have already introduced restrictions and legislation on the use of PVC in the food wrap industry. The Company is unaware of any other economically viable alternatives to PVC stretch film for the North American food wrap industry.

Diamant Film anticipates expanding this agreement in the future with the goal of becoming the exclusive manufacturer and distributor of Diamant for North America. Canadian testing of this revolutionary product has been underway for several months in co-operation with a large supermarket chain at a number of their retail stores.

Diamant Stretch film, which is polystyrene based and plasticizer free, is an environmentally friendly plastic stretch film for the food industry and has been approved by the Canadian Health Protection Branch for food contact. The market for plastic stretch film in North America is approximately $700 million.

For More information please visit our website, www.diamantfilm.com.

Safe Harbor This release may contain forward-looking statements that involve uncertainties and risks. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expected or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by ART International Corporation including its periodic reports on Form 10-K, 10-Q and 8-K. ART International Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof.
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Contact
Investor Relations:
FOCUS Partners LLC
David Zazoff
212.752.9445